77c.             PROXY VOTING RESULTS

The 2002 Annual Meeting of the Fund's shareholders was held on June 21, 2002. The results of votes taken among shareholders on the proposals presented at the meeting are listed below.

Proposal 1

To elect three Directors to the Board of Directors of the Fund.


				Number of	Percent of
				Shares		Shares
				Voted		Voted

Carter W. Dunlap, Jr.
	For 			32,690,428	98.94
	Withheld		349,939		1.06
	Total			33,040,367	100.00
Brent R. Harris
	For 			32,689,765	98.94
	Withheld		350,602		1.06
	Total			33,040,367	100.00
James M. Whitaker
	For			32,586,354	98.63
	Withheld		454,013		1.37
	Total			33,040,367	100.00

Francis E. Lundy and Gregory S.Young continued in office as Directors.

Proposal 2

To approve a new investment management agreement between the Fund and PIMCO.


				Number of	Percent of
				Shares		Shares
				Voted		Voted

	For			32,316,470	97.81
	Against			284,747		0.86
	Abstain			439,150		1.33
	Total			33,040,367	100.00



     The matters approved by the Registrant's security holders at its 2002 Annual Meeting of Stockholders included a new advisory contract with Pacific Investment Management Company, LLC ("PIMCO"), which became investment advisor to the Registrant effective as of February 8, 2002 pursuant to an interim advisory contract approved by the Board of Directors. PIMCO has informed the Registrant that it believes that it does not "control" the Registrant by virtue of its role as investment advisor to the Registrant. For this reason, the Registrant has responded "No" to Item 77H.